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                                                               Exhibit (4)(a)


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF CHICAGO]



                                            October 1, 1998



Sundstrand Corporation
4949 Harrison Avenue
P.O. Box 7003
Rockford, IL  61125-7003

Attention: James Carlson, Treasurer

Ladies and Gentlemen:

     The First National Bank of Chicago (the "Lender") is pleased to establish a committed line of credit in favor of Sundstrand Corporation (the "Borrower") in the amount of $100,000,000 (the "Commitment"), which shall continue from October 1, 1998 through September 30, 1999 (the "Maturity Date") unless the line of credit is terminated on an earlier date as set forth below.

     (a) Loans under this line of credit will be evidenced and governed by the form of master note (the "Note"), a copy of which is attached hereto. Loans bearing interest at the corporate base rate of interest shall be available on same day notice received on or before 12:00 noon. Loans under this line of credit will bear interest, at the Borrower's option, at:

           (i) a rate equal to the Lender's corporate base rate of interest announced by the Lender from time to time, changing when and as the corporate base rate changes, with interest payable on the last day of each month, on the Maturity Date, and on demand thereafter; or

           (ii) subject to availability and for a maturity to be agreed upon, at a fixed rate equal to the sum of the "Euro-Dollar Margin" (as defined in that certain Credit Agreement dated as of January 28, 1993 by and among the Borrower, the lenders party thereto and Morgan Guaranty Trust Company of New York, as agent for such lenders, as amended to the date hereof (the "Agreement")) plus the Eurodollar rate, where the Eurodollar rate is the rate at which deposits in U.S. dollars in the amount and for a maturity corresponding to that of the loan are offered by the Lender in the offshore interbank market at approximately 10 a.m. (Chicago time) two business days prior to the date on which such loan is made, adjusted for maximum statutory reserve requirements.

     (b) No interest period for or maturity of a loan hereunder shall extend beyond the Maturity Date. The Borrower shall pay the Lender a facility fee on the Commitment at the rate determined pursuant to Section 2.08(b) of the Agreement, such fee payable quarterly in arrears. Interest and fees will be computed on the basis of actual days elapsed on a 360-day year basis. During the continuance of a payment default hereunder each loan bearing interest at (i) a rate other than the corporate base rate shall bear interest for the remainder of the applicable interest period at the rate otherwise applicable to such interest period plus 2% per annum and (ii) the corporate base rate shall bear interest at a rate per annum equal to the corporate base rate plus 2% per annum.






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     (c)   The Borrower will use the proceeds of this line of credit for general corporate purposes.

     (d) The Borrower will perform, comply with and observe for the Lender's benefit the agreements set forth in Articles IV, V and VI of the Agreement. For purposes hereof, the definition of "Euro-Dollar Margin," the facility fee rates set forth in Section 2.08(b) and Articles IV, V and VI of the Agreement, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the Lender's benefit as in effect on the date hereof, whether or not the Agreement remains in effect or is amended, waived or otherwise modified by the parties thereto; provided, however, that if, prior to the Maturity Date, the Lender has expressly consented to an amendment or waiver of the terms and conditions of the Agreement incorporated herein by reference, such amendment or waiver shall be incorporated herein by reference.

     (e) The Borrower may not borrow under this line of credit unless (i) the borrowing request was given by an authorized person (for purposes hereof, an "authorized person" means a person designated in writing as such by the Vice President and Treasurer of the Borrower) and (ii) after giving effect to the proposed borrowing, the following statements are true and correct on the date of borrowing: (A) there exists no Default (as defined below) or event which, with giving of notice, or lapse of time, or both, would be a Default and (B) the representations and warranties set forth in Article IV of the Agreement are true and correct. Any request by the Borrower for a borrowing hereunder shall be deemed to be a representation and warranty by the Borrower that the statements set forth in the previous sentence are true and correct in all material respects.

     (f) All outstanding loans and accrued and unpaid interest, at the option of the Lender, may be declared immediately due and payable without notice if there exists any Default hereunder. "Default" means (i) any failure by the Borrower under this letter or the Note to pay principal when due or interest within 5 days of when due or fees or other obligations within 30 days after notice of such failure from the Lender, (ii) the existence of any default under the Note, or any violation or failure to comply with any provision of the Note or (iii) the existence of any Event of Default under and as defined in the Agreement.

     (g) The Lender may make assignments and sell participations in this line of credit, the Note and the loans made hereunder, and may disclose information pertaining to the Borrower to prospective assignees and participants; provided that the Borrower shall first approve the disclosure of any non-public information sought to be disclosed. Any assignment will release the Lender of its funding obligation with respect to the amount assigned, provided that any such assignment may be made only with the Borrower's consent (which consent will not unreasonably be withheld). The Borrower agrees that if it fails to pay any loan when due, any purchaser of a participation interest in such loan shall be entitled to seek enforcement of this note if the purchaser is permitted to do so pursuant to the terms of the participation agreement between the Lender and such purchaser.

     (h) This line of credit shall be effective as of the date of this letter when the Borrower has signed and returned to the Lender a copy of this letter and has provided the Lender with executed originals of the Note, resolutions and an incumbency certificate in form and substance satisfactory to the Lender.

     (i) THIS LETTER AND THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, GIVING EFFECT, HOWEVER, TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. BOTH PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.







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     If this letter reflects the Borrower's understanding, please cause it to be executed and returned to my attention, together with the other items referred to in paragraph (h).


                                       Very truly yours,

                                       THE FIRST NATIONAL BANK OF CHICAGO


                                       By:     /s/ Barry Lutwin
                                               --------------------------
                                       Title:  Senior Vice President

Accepted and agreed:

SUNDSTRAND CORPORATION


By: /s/ James R. Carlson
    --------------------------------
        Vice President and Treasurer
Date:   October 1, 1998
     -------------------------------







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                                  MASTER NOTE


                                                             Chicago, Illinois
$100,000,000                                             Date: October 1, 1998



     FOR VALUE RECEIVED, SUNDSTRAND CORPORATION (the "Borrower") promises to pay to the order of THE FIRST NATIONAL BANK OF CHICAGO (the "Lender"), in lawful money of the United States at the office of the Lender at One First National Plaza, Chicago, Illinois, or as the Lender may otherwise direct, the lesser of One Hundred Million Dollars ($100,000,000.00) or the aggregate outstanding unpaid principal amount of loans advanced hereunder, together with interest as provided below. All principal amounts outstanding under this Note, together with any unpaid interest, shall be due and payable on September 30, 1999.

     The Borrower and the Lender may agree to a fixed interest rate and a specific maturity for a loan (a "fixed rate loan") at the time of borrowing. Interest on each fixed rate loan shall be payable upon the maturity of such fixed rate loan and, in the case of a fixed rate loan with an original maturity in excess of three months, interest shall also be payable on the last day of each three-month interval while such fixed rate loan is outstanding. A fixed rate loan may be prepaid, subject to funding indemnification but without penalty or premium on at least three business days' prior written notice in a minimum amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof.

     Any loan as to which a fixed rate is not agreed shall bear interest at a rate equal to the sum of the corporate base rate of interest announced by the Lender from time to time, changing when and as the corporate base rate changes. Any loan not paid at the maturity date of such loan (which maturity date shall be September 30, 1999 for corporate base rate loans) shall bear interest as described in the Letter (hereinafter defined). Interest on all loans bearing interest at a rate related to the corporate base rate shall be payable on the last day of each month, on September 30, 1999 or such earlier date on which the obligations hereunder are accelerated or the Borrower terminates the commitment and prepays all outstanding loans, and on demand thereafter. Loans bearing interest at a rate related to the corporate base rate may be prepaid by the Borrower, without premium or penalty.

     Any person authorized to borrow on behalf of the Borrower (an "authorized person") may request a loan hereunder by telephone or telex. The Borrower agrees that, in implementing this arrangement, the Lender is authorized to honor requests which it reasonably believes, in good faith, to emanate from an authorized person acting pursuant to this note, whether in fact that be the case or not. If the Lender requests a written confirmation, the Borrower will confirm the terms of each loan so requested by mailing a confirmation letter to the Lender signed by any authorized person. The Lender shall confirm the terms of a loan to the Borrower and the Borrower will notify the Lender in writing within 10 days after the Borrower's receipt of such confirmation if it believes such confirmation to be inaccurate, and the Borrower hereby waives any right to contest the accuracy of such confirmation after such 10-day period.

     The Borrower hereby authorizes the Lender to record loans, maturities, repayments, interest rates and payment dates on the schedule attached to this note or otherwise in accordance with the Lender's usual practice. The obligation of the Borrower to repay each loan made hereunder shall be absolute and unconditional notwithstanding any failure of the Lender to enter such amounts on such schedule or to receive written confirmation of the transaction from the Borrower, Subject to the last sentence of the immediately preceding paragraph, in the event of disagreement as to the terms of a transaction, the Lender's records shall govern, absent manifest error. The Borrower hereby authorizes the Lender to deposit the proceeds of loans to, and to charge payments of principal and interest against, the Borrower's deposit account with the Lender.

     Each payment of principal or interest hereunder shall be made in immediately available funds. If any payment shall become due and payable on a Saturday, Sunday or legal holiday under the laws of






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Illinois, such payment shall be made on the next succeeding business day in
Illinois and any such extended time of the payment of principal or interest shall be included in computing interest at the rate this note bears in connection with such payment. All interest hereunder shall be computed for the actual number of days elapsed on a 360-day year basis.

     If any change in any law, rule, regulation or directive (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) imposes any condition the result of which is to increase the cost to the Lender of making, funding or maintaining any fixed rate loan hereunder or reduces any amount receivable by the Lender hereunder in connection with a fixed rate loan, the Borrower shall pay the Lender the amount of such increased expense incurred or the reduction in any amount received which the Lender determines is attributable to making, funding and maintaining the fixed rate loans hereunder. If, for any reason, any payment of a fixed rate loan occurs prior to maturity of that loan, the Borrower will indemnify the Lender for any loss or cost resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the fixed rate loan.

     The Borrower expressly waives any presentment, demand, protest or notice in connection with this note now, or hereafter, required by applicable law and agrees to pay all costs and expenses of collection. This note shall be governed by the internal law (and not the law of conflicts) of the State of Illinois, giving effect, however, to federal laws applicable to national banks. THE BORROWER HEREBY WAIVES TRIAL BY JURY IN THE EVENT THIS LETTER OR THE NOTE BECOMES THE SUBJECT OF A DISPUTE.

     This Note is issued pursuant to, and is entitled to the benefits of, the Line of Credit Letter, dated as of October 1, 1998 (the "Letter") addressed by the Lender to the Borrower to which Letter, as it may be amended from time to time, reference is hereby made for a statement of certain of the terms and conditions governing this Note, including the terms and conditions under which the maturity date hereof may be accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Letter.


                                    SUNDSTRAND CORPORATION

                                    By:
                                        Vice President and Treasurer








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                                    SCHEDULE

                     To be attached to and become a part of
                     the Master Note dated October 1, 1998
                       executed by Sundstrand Corporation
                                 and payable to
                       The First National Bank of Chicago





                                                            Unpaid      Initials
                                         Amount             Principal     of
    Date     Amount                       of                Balance      Person
     of      of               Interest  Principal  Payment  of           Making
Transaction  Loan   Maturity    Rate    Payment      Date   Note        Notation